Additional Information (Unaudited) - Continued
December 31, 2014

Results of Special Shareholder Meeting

A special meeting of the shareholders of the Fund was held on September 15, 2014, for shareholders of record as of
July 25, 2014, to vote on the following proposals, the results of which are provided below.

1. To elect the Fund's Board of Directors:

For
Withheld
Laird I. Grant
553,135
5,138,770
Susan I. Suvall
553,135
5,138,770
Frederick Taylor
552,115
5,139,790

2. To approve an Agreement and Plan of Reorganization for the Fund, pursuant to which the Fund will be reorganized into The Wall Street Fund, a new series of the Wall Street EWM Funds Trust, an established
Delaware statutory trust:

For
Against
Abstain
5,292,632
46,537
23,893

3. To approve an amended Investment Advisor Contract between the Fund and Evercore Wealth Management,
LLC ("EWM"), the Fund's current investment adviser, including an increase to the Fund's advisory fee:

For
Against
Abstain
5,292,470
47,195
23,398

4. To approve the elimination of the Fund's fundamental investment restriction relating to the ability of the Fund's officers or directors or the officers or directors of its investment adviser to take long or short trading positions in its shares:

For
Against
Abstain
5,293,124
43,682
26,257

5. To approve the elimination of the Fund's fundamental investment restriction that prohibits the Fund from investing in securities which cannot be readily resold to the public because of legal or contractual restrictions on resale or for which no readily available market exists or in the securities of any company which has, together with any predecessor, a record of less than three years' continuing operation:

For
Against
Abstain
5,292,123
43,682
27,258

6. To approve the elimination of the Fund's fundamental investment restriction that prohibits the Fund from purchasing the securities of other investment companies except as an incident of a merger or consolidation or by purchase on the open market without sales commissions other than customary brokers' commissions:

For
Against
Abstain
5,292,285
43,520
27,258

7. To approve the elimination of the Fund's fundamental investment restriction that prohibits the Fund from purchasing or holding securities of any issuer any of whose officers, directors, trustees or security holders is an officer or director of the Fund or its investment adviser, if after such purchase one or more of such persons owns beneficially more than 1/2  of 1% of such securities and all of them own beneficially more than 5% of the securities of such company:

For
Against
Abstain
5,288,972
47,834
26,257

8. To replace the Fund's fundamental investment restriction which states that the Fund "may not issue senior securities" with a fundamental investment restriction stating that the Fund "may not issue senior securities except as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.":

For
Against
Abstain
5,295,865
43,800
23,398